                                                                     Exhibit 4.7

                         FORM OF STOCKHOLDER AGREEMENT


     AGREEMENT made as of the 31st day of December, 1993, by and among the persons whose names are set forth on Schedule A attached hereto (collectively referred to herein as the "Managers"), the persons whose names are set forth on Schedule B attached hereto (collectively referred to as the "Investors") (the Managers and the Investors being individually referred to herein as a "Stockholder" and collectively as the "Stockholders") and NE Restaurant Company, Inc., a Massachusetts corporation (hereinafter referred to as the "Corporation"), with its principal executive office at 300 Pond Street, Randolph, Massachusetts 02368.

                                  WITNESSETH:

     WHEREAS, the Corporation is authorized to issue a total of four million (4,000,000) shares, having $.01 par value, all of which are of one class (hereinafter referred to as "Common Stock");

     WHEREAS, there are two million (2,000,000) shares of Common Stock presently issued and outstanding to the Stockholders;

     WHEREAS, the Stockholders desire to promote their mutual interests and the interest of the Corporation by making certain arrangements with respect to the management of the Corporation, the issuance of additional shares of stock of the Corporation and the transfer or other disposition of the shares of stock of the Corporation upon the terms and conditions hereinafter set forth and certain other matters.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE I

                             Transfer Restrictions
                             ---------------------

     1.1.  Restrictions on Transfer.
           ------------------------

           (a) Each Stockholder severally agrees with each other Stockholder and with the Corporation that he will not directly or indirectly sell, assign, transfer, pledge, hypothecate, or in any manner whatsoever, whether voluntarily or by operation of law, dispose of or encumber ("transfer") any shares of Common Stock now owned by him or which he may at any time hereafter own, acquire or be entitled to, except as hereinafter expressly provided, and subject further to the limitations set forth in Sections 1.1(b) through (d) below and the right of first refusal of the Corporation set forth in Article IV.

           (b) No transfer may be made without the consent of the Corporation if the transfer would require filing of a registration statement under the Securities Act of 1933 or registration or notice subject to review under any state securities or blue sky laws or regulations or violate any applicable federal or state securities or blue sky laws (including any investment suitability standards) or regulations applicable to the Corporation or the Common Stock. The Corporation may rely upon the advice of counsel in making any determination under this paragraph (b).

           (c) The Stockholders further understand and agree that, notwithstanding any other provision of this Agreement, a proposed transfer may be subject to (i) the prior approval of applicable liquor licensing authorities, one or more of the Corporation's landlords, and/or the Corporation's franchisor, Brinker International, Inc., and (ii) the right of first refusal of Brinker International, Inc. as may be set forth in the Franchise Agreements or the Development Agreement between the Corporation and Brinker International, Inc. as such Agreements may be amended from time to time, as if such right of first refusal were set forth herein. The Corporation may rely upon the advice of counsel in making any determination under this paragraph (c). If approval or consent of any such entities is required prior to a transfer, such transfer shall not be effective until all such approvals and consents are obtained.

           (d) The Corporation may require as a condition of any transfer that the assigning Stockholder assume all costs incurred by the Corporation in connection therewith, including, but not limited to, legal fees and accounting fees and any filings or other actions required to be taken with respect to the Corporation's liquor licenses or any action take in connection with obtaining approvals or consents as described in (c) above. As a further condition of a transfer, the Corporation may require that the assigning Stockholder furnish an opinion of counsel satisfactory to the Corporation that the proposed transfer does not violate the provisions of paragraphs (b) and (c) above. Any transfer in contravention of any of the provisions of this Section 1.1 shall be void and ineffectual for all purposes and shall not bind, or be recognized by, the Corporation.

     1.2.  Gifts of Common Stock.  Notwithstanding anything contained in this
           ---------------------
Agreement to the contrary, any individual Stockholder may make a gift or gifts to his spouse or children, or to a trust for the benefit of his spouse or children, of up to an aggregate of twenty-five percent (25%) of the shares of Common Stock owned by such Stockholder on the date hereof, subject to the provisions of Section 1.1(b) through (d) of this Agreement, provided, however, that if a Stockholder desires to transfer by way of gift his shares of Common Stock to one or more of his children who are then minors, such shares shall be placed in trust for the benefit of said child or children for the duration of such minority, and provided further that no such gift of any such shares shall be deemed to be effective for purposes of transferring ownership of such shares unless and until such spouse, child or trustee agrees in writing to hold such shares subject to and otherwise to be bound by the terms of this Agreement, as fully as if he were a signatory hereto, and any such shares shall be deemed for all purposes under this Agreement to be still owned by the Stockholder and be subject to the terms of this Agreement. The rights granted by this Section 1.2 shall be personal to the individual Stockholders originally a party to this Agreement and not available to any transferee who was not an original Stockholder.

     1.3.  Certain Transfers.  Notwithstanding anything contained in this
           -----------------
Agreement to the contrary, but subject to the provisions of Section 1.1(b) through (d), any partnership that is a

Stockholder may assign any or all of its Common Stock in the Corporation to its partners as a distribution to its partners not for consideration.

     1.4.  Corporate Acts.  The Corporation shall not transfer on its books any
           --------------
certificates for shares of Common Stock owned by any Stockholder, nor issue any certificate in lieu of such shares, nor issue any new shares of Common Stock unless it has been satisfied of compliance with each and every condition hereof affecting such shares or certificates.

                                   ARTICLE II

                               Departing Managers
                               ------------------

     2.1.  Corporation's Option.  If any Manager (the "Departing Manager") shall
           --------------------
cease to be employed by the Corporation or any of its subsidiaries on a full time basis for any reason, including , without limitation death or Disability (as defined in Section 2.2 hereof), the Corporation shall have an option for a period of ninety (90) days commencing on the date of cessation of full time employment to purchase all of the shares of Common Stock then owned by the Departing Manager which were acquired by such Manager pursuant to such Manager's employment by the Corporation as bonus stock, as set forth on Schedule A hereto (as such Schedule may be amended from time to time), provided that such specified number of shares of Common Stock shall be deemed to be amended from time to time to give effect to adjustments made in the number of outstanding shares of Common Stock of the Corporation through merger, consolidation, recapitalization, combination, stock dividend, stock split or other relevant changes (the "Incentive Shares"). Upon written demand by the Corporation to the Departing Manager or his Legal Representative (as defined in Section 3.1 hereof), he or his estate shall sell and the Corporation shall purchase all of the Incentive Shares. In the event cessation of full time employment occurs by voluntary act of the Departing Manager prior to October 7, 1996, or at the request of the Corporation for Cause (as defined in Section 2.2 hereof), the purchase price of the Incentive Shares shall be the Book Value thereof (as defined in Section 5.2 hereof). In the event cessation of full time employment occurs at the request of the Corporation without Cause or, by voluntary act of the Departing Manager subsequent to October 7, 1996 or by death or by reason of the Disability of the Departing Manager, the purchase price of the Incentive Shares shall be the Fair Market Value thereof (as defined in Section 5.3 hereof).

     2.2.  Definitions.  (a) "Cause" as used herein shall mean any of the
           -----------
following committed by the Manager, directly or indirectly:

          (i) Commission by the Manager of an act of dishonesty involving the Corporation;

          (ii) Failure by the Manager to perform a material portion of his duties (not otherwise excused by the Disability of the Manager), or material breach by the Manager of any representation, warranty or agreement of the Manager made in any Employment Agreement between the Manager and the Corporation, which continues for a period of thirty (30) days after written notice from the Corporation to the Manager to that effect;

          (iii) Commission by the Manager of an act of gross incompetence in the course of his employment with the Corporation;

          (iv) The Manager's use of drugs or alcohol which interferes with the Manager's performance of his duties or responsibilities to the Corporation; or

          (v)  If the Manager is found guilty or pleads nolo contendere to the
                                                        ---------------
               commission of a felony or serious misdemeanor offense.

          (b) "Disability" as used herein shall mean one hundred and eighty
(180) consecutive days or two hundred ten (210) days out of twelve (12) consecutive months of inability, due to physical or mental cause, of the Manager to perform his usual and regular duties for the Corporation.

     2.3.  Stockholders' Option.  In the event that the Corporation fails to
           --------------------
exercise its option within the ninety (90) day period referred to in Section 2.1 above, the remaining Stockholders shall have an option for thirty (30) days thereafter to purchase the Departing Manager's Incentive Shares on the same terms and conditions as the Corporation could have so purchased the Incentive Shares of the Departing Manager. Such option shall be exercised in accordance with the provisions of Section 4.4 below.

     2.4.  Expiration of Options.  If at the end of the specified option periods
           ---------------------
neither the Corporation nor the remaining Stockholders shall have exercised their respective options, the Departing Manager shall remain subject to the terms and conditions of this Agreement.

     2.5.  Option of Manager Terminated Without Cause.  If, prior to October 7,
           ------------------------------------------
1996, the full-time employment of any Manager shall be terminated without Cause by the Corporation or any of its subsidiaries, such Manager shall have the option for a period of one hundred twenty (120) days after the expiration of the option set forth in Section 2.3 hereof to require the Corporation to purchase all or any part of the Departing Manager's Incentive Shares at the Book Value thereof. Such option shall be exercised only by a written notice sent to the Corporation within such option period. Notwithstanding the above, the obligation of the Corporation to purchase such Incentive Shares shall be subject at all times to a determination by the Board of Directors of the Corporation, acting within its discretion reasonably exercised, that no legal or contractual impediment exists to such purchase by the Corporation (with respect to which the Board may rely on advice of counsel) and that such purchase and the payment of the purchase price therefor shall not constitute an inadvisable application of available corporate funds.

                                  ARTICLE III

                               Death; Insolvency
                               -----------------

     3.1.  Death.  In the event of the death of a Stockholder, the deceased
           -----
Stockholder's estate, personal representatives, heirs or legatees (hereinafter collectively referred to as the "Legal Representative") may retain such shares of Common Stock; provided that the holder or holders thereof agree in writing delivered to the Corporation to hold such shares subject to and otherwise to be bound by the terms of this Agreement, as fully as if he were a signatory hereto; and further provided that the right to retain shares shall be personal to the heirs and legatees of the individual Stockholders originally party to this Agreement and shall not be available to any other heirs or legatees. In addition, the Legal Representative shall have the option for a period of ninety (90) days after the appointment of such Legal Representative to require the Corporation to purchase, and the Corporation shall be required to purchase, all or any part of the deceased Stockholder's Common Stock at the Fair Market Value thereof. Notwithstanding the above, the obligation of the Corporation to purchase such Common Stock shall be subject at all times to a determination by the Board of Directors of the Corporation, acting within its discretion reasonably exercised, that no legal or contractual impediment exists to such purchase by the Corporation with respect to which the Board may rely on advice of counsel) and that such purchase and the payment of the purchase price therefor shall not constitute an inadvisable application of available corporate funds. Such option shall be exercised only be a written notice sent to the Corporation within such ninety (90) day period.

     3.2.  Insolvency.  If at any time a Stockholder becomes insolvent (as
           ----------
hereinafter defined), the Corporation shall have the option to purchase all or any part of the Common Stock of such insolvent Stockholder at the Book Value thereof for a period of ninety (90) days following such insolvency. Upon written demand by the Corporation to such insolvent Stockholder such Stockholder shall sell and the Corporation shall purchase all of the shares of Common Stock owned by such Stockholder. In the event that the Corporation fails to exercise such option, the remaining Stockholders shall have an option for thirty (30) days thereafter to purchase such Stockholder's Common Stock on the same terms and conditions. Such option shall be exercised in accordance with Section 4.4 below. In addition, an insolvent Stockholder shall have the option for a period of ninety (90) days after the insolvency to require the Corporation to purchase, and the Corporation shall be required to purchase, all or any part of the insolvent Stockholder's Common Stock at the Book Value thereof. Notwithstanding the above, the obligation of the Corporation to purchase such Common Stock shall be subject at all times to a determination by the Board of Directors of the Corporation, acting within its discretion reasonably exercised, that no legal or contractual impediment exists to such purchase by the Corporation (with respect to which the Board may rely on advice of counsel) and that such purchase and the payment of the purchase price therefor shall not constitute an inadvisable application of available corporate funds. Such option shall be exercised only by a written notice sent to the Corporation within such ninety (90) day period. As used herein, a Stockholder shall be deemed "insolvent" upon the occurrence of any of the following: admission by a Stockholder in writing of his inability to pay his debts as they become due; or the making of an assignment for the benefit of Stockholder's creditors; or the filing by a Stockholder of a voluntary petition in bankruptcy or of any answer or petition seeking any reorganization, arrangement, composition or other insolvency relief under the present or any future bankruptcy act or any other applicable Federal, state or other insolvency statute, law or regulation; or the suffering of an adjudication as a bankruptcy; or the commencement of any proceeding against a Stockholder under any such act or statute, law or regulation which proceeding shall remain unstayed for a period of thirty (30) days after the commencement thereof; or the appointment of a receiver, trustee or liquidator in respect of all or any part of the assets of a Stockholder; or the attachment of, or appointment of a receiver or trustee for or in respect of, any property of a Stockholder, which attachment or appointment remains unstayed for a period of thirty (30) days.

                                   ARTICLE IV

                             Right of First Refusal
                             ----------------------

     4.1.  No Limitation on Restrictions of Transfer.  The provisions of this
           -----------------------------------------
Article IV shall in no way limit the Restrictions on Transfer set forth in
Article I, including, without limitation, the approval rights or rights of first refusal of Brinker International, Inc. referenced in Section 1.1(c). No transfer shall be permitted under this Article IV if it does not otherwise comply with Section 1.1(b) through (d).

     4.2.  Corporation's Option.  If any Stockholder (the "Selling Stockholder")
           --------------------
shall for any reason whatsoever (except a transfer pursuant to Sections 1.2, 1.3 or 3.1 above) wish to sell or transfer any shares of Common Stock and shall have a bona fide purchaser or transferee for such Common Stock, he shall notify the Corporation and all Stockholders of all terms and conditions of such proposed sale or transfer, including the identity of the bona fide buyer or transferee and a copy of the offer and the Corporation shall have an option for a period of thirty (30) days commencing on the date of its receipt of such notice to purchase all or any part of the shares of Common Stock which the Selling Stockholder proposes to sell or transfer on the same terms as are provided for in the notice. The Corporation shall send a written notice to the Selling Stockholder and the remaining Stockholders of its decision to exercise or not exercise the option, as the case may be, prior to the expiration of said thirty
(30) day option period. If the sales price for such stock is other than cash or securities having a readily determinable value, then the Board of Directors of the Corporation shall determine the cash equivalent thereof.

     4.3.  Stockholder's Option.  In the event that the Corporation fails to
           --------------------
exercise its option to purchase all shares of Common Stock which the Selling Stockholder proposes to sell or transfer within the thirty (30) day period referred to in Section 4.2 above, the non-Selling Stockholders shall have an option for ten (10) days from the expiration of the Corporation's option to purchase all or any part of the remaining shares of Common Stock which the Selling Stockholder proposes to transfer on the same terms and conditions as the Corporation could have so purchased the Common Stock of the Selling Stockholder. Such option shall be exercised in accordance with the provisions of Section 4.4 below, and written notice of the exercise of such option shall be sent to the Corporation, the Selling Stockholder and the other Stockholders.

     4.4.  Exercise of Stockholder's Option.  Whenever a Stockholder shall have
           --------------------------------
an option to acquire shares of Common Stock as provided in this Agreement, an appropriate officer of the Corporation shall notify each such Stockholder after the expiration of the Corporation's option and such option shall be exercised as follows:

           (a) Upon the failure by the Corporation to exercise the option to purchase all shares of Common Stock subject to the option within the respective periods provided for in the applicable Section hereof, each of the non-Selling Stockholders (the "Remaining Stockholders") shall have the right to subscribe for a portion of such Common Stock not purchased by the Corporation (the "Pro Rata Share") which shall be in the same proportion as such Remaining

Stockholder's number of shares of Common Stock is to the number of shares of Common Stock owned by all of the Remaining Stockholders. No Remaining Stockholder may elect to subscribe for less than his Pro Rata Share but each Remaining Stockholder shall have an over-subscription privilege to subscribe for more than his Pro Rata Share.

           (b) Within five (5) days from the commencement of the Remaining Stockholder's option, each Remaining Stockholder electing to subscribe for his Pro Rata Share (or more) shall give notice to the Corporation and to all the other Remaining Stockholders of the number of shares of Common Stock for which he wishes to subscribe.

           (c) In the event that each of the Remaining Stockholders elects to subscribe for at least his respective Pro Rata Share, each of them shall purchase his Pro Rata Share.

           (d) In the event that not all of the Remaining Stockholders elect to subscribe for at least their respective Pro Rata Shares, subject to sub-section
(e) hereof, the Remaining Stockholders who have elected to subscribe for their respective Pro Rata Shares shall purchase such Pro Rata Shares. In addition, each over-subscriber (a person who has exercised his over-subscription privilege) shall purchase a portion of the balance of the Common Stock being sold equal to the lesser of (i) a number of shares which is in the same ratio to the total number of shares comprising the Common Stock owned by each oversubscriber to the number of shares of Common Stock owned by all over-subscribers (in each case including their Pro Rata Shares), or (ii) the actual over-subscription exercised by such oversubscriber.

           (e) If the offered Common Stock is not fully subscribed for by the Remaining Stockholders in accordance with sub-sections (c) or (d) at the end of the five (5) day period provided for in subsection (b), the Remaining Stockholders shall have an additional period of five (5) days to agree among themselves to purchase such balance on the terms and conditions set forth herein.

     4.5.  Selling Stockholder's Sale to Third Party.  If the options in Section
           -----------------------------------------
4.2 or 4.3 are not exercised with respect to all shares of the Common Stock which the Selling Stockholder proposes to sell or transfer, then, in such event, the Selling Stockholder shall be entitled, for a period of ninety (90) days from the date on which the option provided in Section 4.3 herein terminated, to sell the unsubscribed Common Stock for which he provided notice in the manner specified in the Selling Stockholder's notice on the terms and conditions specified therein. If the Selling Stockholder does not sell such Common Stock within such ninety (90) day period and in the manner and on the terms and conditions and to the purchaser named therein, the Selling Stockholder's Common Stock shall remain fully subject to the restrictions contained in this Agreement.

                                   ARTICLE V

                                     Value
                                     -----

     5.1.  Value Date.  The Book Value or the Fair Market Value per share of the
           ----------
Common Stock shall be determined as set forth herein as of the last day of the quarter immediately preceding the event giving rise to the valuation requirement in this Agreement.

     5.2.  Book Value.  As used herein, the term Book Value shall mean the net
           ----------
asset value of the Corporation per share of Common Stock as determined in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of the Corporation. If Book Value is determined at the end of a fiscal year it shall be determined by the then acting independent public accountants of the Corporation and if Book Value is determined at the end of any quarterly period, it shall be determined by the Chief Financial or Chief Accounting Officer of the Corporation. The Book Value shall be set forth in a report (hereinafter called the "Book Value Report") prepared by such accountants or officer and delivered to the Corporation and all Stockholders or their Legal Representatives as promptly as practicable after the date as of which Book Value is determined, and shall be binding and conclusive on the parties hereto.

     5.3.  Fair Market Value.  The Fair Market Value shall be determined by
           -----------------
agreement of the disposing Stockholder or his Legal Representative and the Corporation within fifteen (15) days after written request therefor from one to the other. In the event such Fair Market Value cannot be so determined within such time period, each party shall select an experienced investment banking firm by notice to the other within ten (10) days after written request by either. In the event both parties do not select the same firm, the two (2) firms selected shall select a third experienced investment banking firm which shall, within thirty (30) days after selection, determine the Fair Market Value of the Common Stock. Fair Market Value shall be the amount which the selected firm determines would be paid per share by a third party to acquire the stock of the Corporation proposed to be sold, assuming the payment of the purchase price in cash at closing, pursuant to open and competitive bidding conducted by a knowledgeable and experienced investment banking firm, assuming complete cooperation by management, with appropriate reduction for the fact that the Common Stock being valued constitutes a minority interest and that there is no public market for such stock. In the event the investment banking firm selected provides a range of values as opposed to a single value, the Fair Market Value shall be the median of the range of values. The report of Fair Market Value shall be deemed the Fair Market Value Report. The cost of any determination of Fair Market Value shall be borne equally by the Corporation and the disposing party.

                                   ARTICLE VI

                                    Closing
                                    -------

     The closing of any purchase of Common Stock pursuant to this Agreement (a "Closing"), shall be made as follows:

          (a) Unless otherwise agreed upon in writing by the Stockholder (or his Legal Representatives, as the case may be) and the Corporation or Remaining Stockholders which are parties to any purchase and sale of Common Stock provided for herein, a Closing shall take place in the principal executive offices of the Corporation at eleven o'clock in the morning on the fifteenth
          (15th) business day after the later of (i) the full exercise of their respective options, or (ii) receipt by the Corporation of the Book Value or Fair Market Value Report, if required; provided, however that this period of time may be changed if approved by the Corporation in order to provide reasonable time in which to obtain the approval or consent, if any, required from third parties as set forth in Section 1.1(c) or for other reasons.

          (b) The Stockholder shall deliver to each purchaser at the Closing the certificates representing his shares of Common Stock, free and clear of any and all liens and encumbrances whatsoever (and shall deliver a written warranty and representation to such effect), and duly endorsed for transfer to each purchaser or accompanied by stock powers duly endorsed for transfer to such purchaser, together with all applicable stock transfer tax stamps affixed or payment provided therefor and such other documents as may be necessary to effectuate the transfer, against delivery of a check drawn in an amount equal to the Book Value or Fair Market Value or the terms and conditions of a third party offer, as the case may be. In the event that Common Stock is to be sold by Legal Representatives of a deceased Stockholder, the estate shall obtain or cause to be obtained state tax waivers, if necessary, and shall execute any and all necessary documents required to carry out the terms of this Agreement.

          (c) In the event that a Stockholder sells his Common Stock to a purchaser who would not otherwise be bound by this Agreement, such purchaser, as a condition to his purchase, shall agree to be bound by the terms of this Agreement. The Corporation and the Stockholders agree that upon the request of such purchaser, the Corporation and the Stockholders shall cause the issuance to such purchaser of certificates of Common Stock equal to the number of shares of Common Stock so purchased. Prior to any sale to a purchaser who is not a Stockholder of the Corporation, the Selling Stockholder, purchaser or transferee Stockholder, as the case may be, must satisfy counsel to the Corporation that the proposed sale of his Common Stock will not violate (i) the Securities Act (or any similar federal statute then in effect) or any of the rules and regulations promulgated thereunder; and (ii) any applicable state securities laws.

                                  ARTICLE VII

                             Legend on Certificates
                             ----------------------

     The Stockholders and the Corporation agree to cause a legend in the form set forth below, to be conspicuously noted on the face or reverse of all certificates representing Common Stock presently owned by the Stockholders or which may hereafter be issued during the term of this Agreement:

          This Certificate and all rights thereby represented are subject to all of the terms, provisions and conditions of a certain Stockholders Agreement made and entered into the 31st day of December, 1993, and any amendments thereto, by and among this Corporation and its Stockholders, and may not be sold, assigned, transferred, pledged, hypothecated or in any manner whatsoever disposed of or encumbered except in accordance with the terms and provisions of said agreement, a copy of which is on file and available for inspection at the office of the Corporation.

     The Corporation and the Stockholders will use their best efforts to prevent the issuance by the Corporation of any Common Stock, unless the foregoing legend shall be conspicuously noted on the certificate. Any person who in the future owns shares of Common Stock, as a condition to the receipt of such stock, must agree to be bound by and to execute this Agreement. A copy of this Agreement shall at all times be kept in the principal office of the Corporation.

                                  ARTICLE VIII

                               Term of Agreement
                               -----------------

     This Agreement and all restrictions on the shares of Common Stock created hereby shall commence on the date hereof and shall terminate on the occurrence of any of the following events:

          (a) A single Stockholder becoming the owner of all of the outstanding Common Stock which is then subject to this Agreement;

          (b) A public offering of the Common Stock of the Corporation pursuant to a registration statement declared effective under the Securities Act;

          (c) The execution of a written instrument by the Corporation and all persons who then own shares subject to this Agreement which terminates the same;

          (d) The liquidation and dissolution of the Corporation.

                                   ARTICLE IX

                              Specific Performance
                              --------------------

     Due to the fact that the Common Stock cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance in accordance with the provisions hereof.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------

     10.1.  Further Executions.  The parties hereto shall each execute and
            ------------------
deliver or cause to be executed and delivered to the others such further instruments and documents and shall take such other action as may be reasonably required to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

     10.2.  Binding on Successors.  This Agreement shall be binding upon and
            ---------------------
inure to the benefit of the Corporation and its successors and the Stockholders and their Legal Representatives and successors. The Corporation may assign all of its rights hereunder. The Stockholders, by the signing hereof, direct their Legal Representatives, where applicable, to open their estates promptly in the courts of proper jurisdiction and to execute, procure and deliver all documents including, but not limited to, appropriate court orders, letters testamentary or letters of administration and estate and inheritance tax waivers, as shall be required to effectuate the purposes of this Agreement. Except as otherwise expressly provided herein, nothing contained herein shall confer or is intended to confer on and, third party or entity which is not a party to this Agreement any rights under this Agreement.

     10.3.  Additional Shares.  Except as otherwise provided, this Agreement
            -----------------
shall apply to all stock of any class issued by the Corporation to Stockholders hereafter and the Corporation and each Stockholder agree that all such stock shall contain the appropriate legend reflecting same.

     10.4.  Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the parties relating to the subject master hereof. This Agreement cannot be changed or terminated orally. This Agreement may be amended, the parties may take any action herein prohibited or omit to take action herein required to be performed by them, and any breach of or compliance with any covenant, agreement, warranty or representation may be waived, only if the written consent or waiver is obtained of Stockholders holding not less than two-thirds of the outstanding shares of Common Stock of the Corporation; provided, however, if any such amendment or waiver adversely affects only the Managers (and not all Stockholders equally), the holders of a majority of the shares of Common Stock owned by the Managers must approve such amendment or waiver. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     10.5.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of law. The parties hereto agree and intend that the proper and exclusive forum for the litigation of any disputes or controversies arising out of, or related to, this Agreement shall be the courts of the Commonwealth of Massachusetts and of any Federal Court located in such state. The Corporation and the Stockholders agree that they will not commence or move to transfer any action or proceeding, arising out of or relating to this Agreement, in or to any court other than one located in such state. The Corporation and the Stockholders irrevocably consent to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at the addresses provided herein, such service to become effective thirty (30) days after such mailing. Nothing contained in this Section shall affect the right of the Corporation to serve process in any other manner permitted by law or commence legal proceedings or otherwise

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

proceed against the other parties in any other jurisdiction. In the event that any Stockholder should commence or maintain any action arising out of or related to this Agreement in a forum other than the courts of the Commonwealth of Massachusetts, the Corporation shall be entitled to request the dismissal of such action, and the Corporation and the Stockholders stipulate that such action shall be dismissed.

     10.6.  Severability.  In the event that any one or more of the provisions
            ------------
of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     10.7.  Notices.  All notices, statements and other communications provided
            -------
for by this Agreement shall be in writing and shall be deemed to have been given when actually delivered to the party to which notice is given when hand deliver, when received if sent by telecopier or by same day or overnight recognized commercial courier service or when mailed postage paid by registered or certified mail, return receipt requested, addressed to the party to which notice is given at its address on file with the Corporation or at its address set forth in a notice given by such party in accordance with the provisions hereof; provided, however, that any notice of change of address shall be effective only upon receipt.

     10.8.  Waivers.  A waiver on the part of any of the parties hereto of any
            -------
term, provision or condition of this Agreement or breach thereof shall not constitute a precedent, nor bind any party hereto to a waiver of any other term, provision or condition of this Agreement or any other or succeeding breach of the same or any other term, provision or condition hereof.

     10.9.  Pronouns.  Whenever the context requires, the use in this Agreement
            --------
of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

     10.10.  Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, each of which shall be an original but all of which shall be deemed one and the same instrument.

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